Exhibit 99.1

CONN'S, INC. REPORTS JANUARY AND FOURTH QUARTER FISCAL 2015
SALES AND DELINQUENCY DATA

THE WOODLANDS, TEXAS, February 5, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $93.6 million in total retail net sales for the month ended January 31, 2015, a 16.8% increase compared to the same prior year period. For the three months ended January 31, 2015, total retail net sales were $350.5 million, a 16.2% increase compared to the prior year quarter.

The following table presents the Company's percentage change in same store sales for the month ended and three months ended January 31, 2015, compared to the same prior-year periods, and the 60-plus day delinquency rate as of January 31, 2015:

	Month Ended	Three Months Ended
	January 31, 2015	January 31, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	8.9%	4.7%
Home appliance	6.9	6.6
Consumer electronic	7.7	8.2
Home office	(8.0)	(21.9)
Other	(11.5)	(19.4)
Product sales	4.8	1.7
Repair service agreement commissions	5.0	(1.2)
Total net sales	4.9%	1.3%

		As of January 31, 2015
60-plus day delinquency rate		9.7%

Theodore M. Wright, Conn’s chairman and chief executive officer, commented, "Greater than 60-day delinquency was flat as of January 31, 2015 compared to December 31, 2014 without the benefit of meaningful portfolio growth. Less than 60-day delinquency at January 31, 2015 declined compared to last month and continues to be well below the same period a year ago. Collections were strong for the month of January as our payment rate increased above the prior year January, and was flat for the quarter compared to a year ago."

"Same store sales for the month increased 4.9% against an increase of 28.2% in January last year. Same store sales increased 1.3% for the quarter and 8.0% for fiscal 2015. We continue to experience headwinds from tighter underwriting compared to a year ago, with an estimated impact of approximately 5-7% in the quarter. Tighter underwriting, along with additional store openings, mostly impacted our Arizona and New Mexico stores. Excluding Arizona and New Mexico locations, same store sales increased 6.9% for the month."

"We experienced same store unit sales increases in the furniture and mattress and home appliance categories. Average selling prices were up on flat same store unit sales in consumer electronics and partially offset unit declines in home office. Television same store sales increased 3.1% and we continue to experience strong sales in gaming, while tablet same store sales declined 46.5%. Excluding home office, same store sales increased 6.5%."

"We have not experienced any noticeable declines in sales as a result of lower oil prices; in fact, we have seen above average same store sales performance in the Houston market, for example. For the month of January, the impact of supply chain issues caused by the port labor disruption has been limited and largely isolated to imported furniture."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.Conns.com.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and

•	Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: whether any potential sale of or other strategic transaction by or related to Conn's will be consummated and, if so, the timing and terms of any such transaction, including any possible sale price; general economic conditions impacting the customers or potential customers; the Company’s ability to continue existing or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the customers and the Company’s employees; the Company’s ability to fund the Company’s operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 31, 2014 and the Company’s Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400